EXHIBIT 99.1

PRESS RELEASE
August/5/2010

For Immediate Release
Contact:
Angie Langer
Marketing Communications
email: alanger@sajan.com
phone: 715-426-9505

Sajan Adds Chief Financial Officer

Tim Clayton Signs on as CFO, Bringing Over 30 Years of Experience to Sajan
Executive Team

RIVER FALLS, WI- August 5, 2010 - Sajan, Inc., (SAJA.PK) the leading provider of global language services and cloud-based translation management software, today announced the addition of Tim Clayton as Sajan’s Chief Financial Officer.  Mr. Clayton has over 30 years of experience working with public and private companies across a variety of industries including professional services and software.  Tim has substantial experience with publically traded companies as well as with mergers and acquisitions.

Prior to joining Sajan, Tim was the founding principal of Emerging Capital, LLC, a specialized management consulting firm providing advisory services in the areas of strategic planning, mergers and acquisitions, capital formation, corporate governance and CFO related activities.  Mr. Clayton established Emerging Capital after serving as Executive Vice President, Chief Financial Officer and Treasurer of Building One Services Corporation, a large publicly traded national provider of facility services. Prior to that, Mr. Clayton worked for 21 years at Price Waterhouse, LLP, serving as an audit partner for nine years.  In this role, he was responsible for audit, acquisition support and business advisory services for a variety of clients.  Mr. Clayton has a B.A. in Accounting from Michigan State University, and is a Certified Public Accountant.

 “The addition of Mr. Clayton as Sajan’s CFO is an important step for the Company to position us for future growth,” notes Shannon Zimmerman, Sajan CEO. “We are thrilled to add him to our executive team.”

Sajan® is the leading provider of global language services and cloud-based translation management software.  Through our two operating units, Sajan Global Language Services™ and Sajan Software™, we deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle.  At the center of Sajan’s offerings is the industry’s foremost translation management system, GCMS™, used by over 650 clients.  Our spectrum of delivery models and nimble, entrepreneurial culture enable Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry.  Our website is http://www.sajan.com.

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